Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts”, in the Registration Statement (Form S-3) and related Prospectus of Standard Parking Corporation for the registration of 6,161,332 shares of its common stock and to the incorporation by reference therein of our report dated April 1, 2013 with respect to the consolidated financial statements of KCPC Holdings, Inc. for the year ended September 30, 2012 included in Standard Parking Corporation’s Current Report on Form 8-K dated April 2, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois
April 2, 2013